Exhibit 99.2

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-11-06
THE GEO GROUP AMENDS SENIOR CREDIT FACILITY
Boca Raton, Fla. – February 11, 2011 – The GEO Group (NYSE: GEO) (“GEO”) announced today an amendment to its Senior Credit Facility, which has increased its borrowing capacity by $250 million, comprised of $150 million in borrowings under a new Term Loan A-2 due August 2015 initially bearing interest at LIBOR plus 2.75% and an incremental $100 million in borrowing capacity under GEO’s existing Revolving Credit Facility.
Following the amendment, GEO’s Senior Credit Facility is now comprised of: $150 million Term Loan A due August 2015; $150 million Term Loan A-2 due August 2015; $200.0 million Term Loan B due August 2016; and $500 million Revolving Credit Facility due August 2015.
Incremental borrowings of $150 million under GEO’s amended Senior Credit Facility along with proceeds from GEO’s $300 million offering of 6.625% Senior Unsecured Notes due 2021 were used to finance GEO’s previously announced acquisition of B.I. Incorporated (“BI”). Following the BI acquisition, GEO has approximately $500 million in borrowings outstanding under the Term Loans, approximately $200 million in borrowings under the Revolving Credit Facility, approximately $60 million in letters of credit and approximately $240 million in additional borrowing capacity under the Revolving Credit Facility.
The GEO Group is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of approximately 81,000 beds at 118 correctional, detention and residential treatment facilities, including projects under development.
This news release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding borrowing capacity under the Revolving Credit Facility. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this news release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
-End-

Contact:	Pablo E. Paez Vice President, Corporate Relations	1-866-301-4436